UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 21, 2009

ONE VOICE TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Nevada	000-27589	95-4714338
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7825 FAY AVENUE
SUITE 200
LA JOLLA, CA 92037
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (866) 823-1432

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

On June 21, 2009, One Voice Technologies, Inc. (the “Company”) entered into a Third Modification Agreement (the “Agreement”) with Alpha Capital Anstalt (“Alpha”) and Whalehaven Capital Fund Limited (“Whalehaven”) (collectively, the “Investors”).  Pursuant to the terms of the Agreement, the Company and the Investors agreed to amend the loan agreement and revolving credit note, dated as of December 21, 2006 in order to (i) increase the aggregate revolving line of credit to $2,997,252, (ii) to modify the conversion price to equal $0.001 per share and (iii) to extend the maturity date to June 21, 2011.  Pursuant to the terms of the Agreement, commencing on July 2009 and ending December 2009, the increase to the revolving line of credit will be allocated such that the Investors will loan the Company an aggregate of $42,000 per month, for a total increase of $252,000 to the revolving line of credit.

As further consideration for the above, on June 21, 2009, the Company and the Investors entered into a Partial Release of Collateral Agreement (the “Collateral Agreement”) whereby the Company and the Investors agreed that, in the event the Company successfully enforces its intellectual property rights regarding certain assets, (i) any proceeds received shall be used to satisfied any notes issued by the Company to the Investors, (ii) any remaining proceeds shall be used to pay any accrued past due salaries of the Company’s employees; and (iii) any remaining proceeds after the repayment pursuant to sections (i) and (ii) will be allocated as follows: 50% to the Company, 25% to Alpha and 25% to Whalehaven.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01

Item 9.01                Financial Statements and Exhibits

10.1                          Third Modification Agreement dated June 21, 2009
10.2                          Partial Release of Collateral Agreement dated June 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE VOICE TECHNOLOGIES, INC.

Date: August 5, 2009	By:	/s/ Dean Weber
Name: Dean Weber
Title: Chief Executive Officer